Exhibit 99.2

Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s 2018 third quarter earnings call. My name is Mike Hays, the Company’s CEO and joining me on the call today is Kevin Karas, our Chief Financial Officer.

Before we continue, I would ask Kevin to review conditions related to any forward-looking statements that may be made as part of today’s call.

Kevin.

Kevin:

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thanks, and again, welcome everyone.

The clear highlight of the quarter is the swelling adoption by leading healthcare organizations of the Company’s offerings, most notability our Voice of the Customer platform and its integrated feature of creating Star ratings for healthcare brands, their physicians and other providers.

Well known to us all is the research showing 92% of consumers use online reviews to guide most of our ordinary day-to-day purchasing decisions. This research also documents that 37% of consumers use online reviews as the first step in searching for a doctor and these actual patient ratings and reviews are now trusted by consumers as much as recommendations from doctors themselves.

After Kevin shares with us his prepared remarks regarding the 2018 third quarter financial performance, we’ll discuss how consumerism and online ratings and reviews are changing healthcare choice and our business.

With that, I will now turn the call over to Kevin.

Kevin

Thank you, Mike.

Total contract value for the 2018 third quarter totaled $127.1 million, representing a 3% growth over the same period in the prior year. Healthcare system clients with agreements for multiple solutions represented 24% of our client base at the end of the third quarter 2018, up from 21% at the same time last year. Subscription-based revenue agreements at the end of the third quarter 2018 represented 94% of total recurring contract value. Total contract value for our digital voice of the customer platform increased to $37.0 million compared to $20.1 million at the end of the third quarter of 2017.

Third quarter 2018 revenue was $30.0 million, an increase of 4% from the third quarter 2017 comprised entirely of organic growth from adding new customers and increasing contract value for existing customers. Third quarter revenue for our digital voice of the customer platform increased to 27% of total revenue compared to 15% of total revenue in the third quarter of 2017.

Consolidated operating income for the third quarter 2018 was $9.2 million or 30% of revenue, compared to $7.1 million, or 25% of revenue for the same period last year.

Total operating expenses decreased by 4% to $20.8 million for the third quarter 2018, compared to $21.8 million for the same period last year.

Direct expenses decreased by 4% to $11.8 million for the third quarter 2018, compared to $12.3 million for the same period in 2017. Direct expenses as a percent of revenue were 39% for the third quarter 2018 and 42% in 2017.

Direct expenses decreased in the third quarter 2018 compared to the same period last year as a result of lower data collection costs, partially offset by increased customer service and information technology expenses.

Selling, general and administrative expenses decreased to $7.7 million for the third quarter 2018, compared to $8.4 million for the same period in 2017. The decrease in SG&A expenses is primarily due to $958,000 of legal and accounting fees associated with the recapitalization incurred in the third quarter of 2017. SG&A expenses were 26% of revenue for the third quarter of 2018 compared to 29% of revenue for the same period in 2017.

Depreciation and amortization expense increased to $1.4 million for the third quarter of 2018 compared to $1.1 million in 2017. The increase in expense is driven by additional investments in our technology platform.

The Company incurred income tax expense of $1.4 million for the third quarter 2018 compared to $3.0 million for the same period in 2017. The effective tax rate was 17% for the third quarter of 2018, compared to an effective rate of 42% for the same period in 2017. The decrease in the effective rate is primarily due to the reduction in the corporate tax rate from 35 to 21% due to the Tax Act that was enacted on December 22, 2017. In addition, the Company had a tax benefit of $308,000 in the third quarter 2018 from a tax depreciation method change election for software development costs and also realized income tax benefits from the exercise of options and dividends paid to non-vested shareholders.

Net income for the third quarter was $7.0 million in 2018, compared to $4.2 million in 2017.

With that I’ll turn the call back to Mike.

Mike:

Thank you, Kevin.

I would like to spend a few minutes sharing with you one of the trends that is shaping our business and then we’ll go to Q&A.

The use by consumers of online ratings and reviews is increasing as out-of-pocket healthcare expenses continue to rise and consumers continue to take a more active role in their healthcare decisions. The NRC Health platform including data, analytics and tools used by our healthcare partners enables them to set themselves apart as the trusted provider in their market resulting in increased market share and improved brand loyalty.

Core to our platform’s uniqueness is our acquisition of Digital Assent in December of 2014 which has evolved into the NRC Health Transparency solution and has established itself as the clear market leader for Patient Experience Transparency.

More than 150 healthcare organizations have now selected NRC Health as their Transparency partner which represents the vast majority of organizations leading the adoption of publishing verified patient ratings and comments and putting them on their own website.

Just this month, two more globally-recognized healthcare organizations—Johns Hopkins Medicine and Cedars-Sinai Medical Center—went live with our Transparency solution, further bolstering our market leadership in this area.

Adoption of our Transparency products will continue to be a driver of the Company’s growth as we enable the balance of approximately 1,500 healthcare organizations in the United States to provide their current and future patients the ratings and reviews those consumers desire.

The economics for NRC Health overall is quite compelling on three fronts:

1.	The cross-sell and upsell opportunities that exist within NRC’s customer base is approximately $80 million for our Transparency solution portfolio.

2.	Transparency has enabled us to create follow-on wins for large patient experience contracts at organizations like Bellin Health, Hackensack-Meridian and Houston Methodist, and

3.	Transparency has provided unique distinction at the point of sale for driving bundled sales at organizations like Carilion Clinic, Cook Children’s and MD Anderson.

I hope this dialogue has showcased why new client wins in the third quarter 2018 exceeded all of 2017.

This completes our prepared remarks, so operator I will now ask to open the call to questions.

Closing Statement – Mike:

Thank you for your time today. We look forward to reporting our progress next quarter.

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